Exhibit 99.1

AMENDED AND RESTATED

POST PROPERTIES, INC.

2003 INCENTIVE STOCK PLAN

TABLE OF CONTENTS

Page

§ 1. BACKGROUND AND PURPOSE	1

§ 2. DEFINITIONS	1

2.1 Affiliate	1

2.2 Board	1

2.3 Change Effective Date	1

2.4 Change in Control	1

2.5 Code	2

2.6 Committee	2

2.7 Director	2

2.8 Fair Market Value	2

2.9 ISO	2

2.10 Key Employee	2

2.11 1933 Act	2

2.12 1934 Act	2

2.13 Non-ISO	2

2.14 Option	2

2.15 Option Certificate	2

2.16 Option Price	2

2.17 Parent	2

2.18 Plan	3

2.19 Post	3

2.20 Rule 16b-3	3

2.21 SAR Value	3

2.22 Stock	3

2.23 Stock Grant	3

2.24 Stock Grant Certificate	3

2.25 Stock Appreciation Right	3

2.26 Stock Appreciation Right Certificate	3

2.27 Subsidiary	3

2.28 Ten Percent Shareholder	3

§ 3. SHARES RESERVED UNDER PLAN	3

3.1 Number of Shares	3

3.2 Adjustment	3

3.3 Use of Proceeds	4

§ 4. EFFECTIVE DATE	4

§ 5. COMMITTEE	4

§ 6. ELIGIBILITY AND GRANT CAPS	4

§ 7. OPTIONS	4

7.1 Committee Action	4

7.2 $100,000 Limit	5

7.3 Option Price	5

7.4 Payment	5

7.5 Exercise Period	5

§ 8. STOCK APPRECIATION RIGHTS	5

8.1 Committee Action	5

8.2 Terms and Conditions	5

8.3 Exercise	6

§ 9. STOCK GRANTS	6

9.1 Committee Action	6

9.2 Conditions	6

9.3 Dividends and Voting Rights	7

9.4 Satisfaction of Forfeiture Conditions	7

9.5 Section 162(m)	7

§ 10. NON-TRANSFERABILITY	8

§ 11. SECURITIES REGISTRATION	8

§ 12. LIFE OF PLAN	8

§ 13. ADJUSTMENT	9

13.1 Capital Structure	9

13.2 Corporate Transactions	9

13.3 Fractional Shares	9

§ 14. CHANGE IN CONTROL	9

§ 15. AMENDMENT OR TERMINATION	10

§ 16. MISCELLANEOUS	10

16.1 Shareholder Rights	10

16.2 No Contract of Employment	10

16.3 Withholding	10

16.4 Construction	10

16.5 Other Conditions	10

16.6 Rule 16b-3	11

16.7 Provision for Income Taxes	11

ii

§ 1.

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of Post by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants to Key Employees and Directors in order (1) to attract and retain Key Employees and Directors, (2) to provide an additional incentive to each Key Employee or Director to work to increase the value of Stock and (3) to provide each Key Employee or Director with a stake in the future of Post which corresponds to the stake of each of Post’s shareholders.

§ 2.

DEFINITIONS

2.1 Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with Post under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2 Board — means the Board of Directors of Post.

2.3 Change Effective Date — means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

2.4 Change in Control — means:

(a) a “change in control” of Post of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Securities Exchange Act as in effect on the effective date of this Plan under § 4;

(b) a “person” (as that term is used in 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 45% or more of the combined voting power for election of directors of the then outstanding securities of Post;

(c) the individuals who at the beginning of any period of two consecutive years or less (starting on or after the effective date of this Plan under § 4) constitute Post’s Board cease for any reason during such period to constitute at least a majority of Post’s Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds of the members of such Board then still in office who were members of such Board at the beginning of such period;

(d) the shareholders of Post approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Post shall be changed, converted or exchanged into or for securities of another organization (other than a merger with a Post Affiliate or a wholly-owned subsidiary of Post) or any dissolution or liquidation of Post or any sale or the disposition of 50% or more of the assets or business of Post; or

(e) the shareholders of Post approve any reorganization, merger, consolidation or share exchange with another corporation unless (i) the persons who were the beneficial owners of the outstanding shares of the common stock of Post immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.4(e)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Post common stock immediately before the consummation of such transaction, provided (iii) the percentage described in § 2.4(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.4(e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Post by the persons described in § 2.4(e)(i) immediately before the consummation of such transaction.

2.5 Code — means the Internal Revenue Code of 1986, as amended.

2.6 Committee — means the Executive Compensation and Management Development Committee of the Board or, if all of the members of the Executive Compensation and Management Development Committee do not come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under § 162(m) of the Code, a subcommittee of the Executive Compensation and Management Development Committee which shall have at least 2 members, each of whom shall come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under § 162(m) of the Code.

2.7 Director — means any member of the Board who is not an employee of Post or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of Post.

2.8 Fair Market Value — means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with § 2.8(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.9 ISO — means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.10 Key Employee — means an employee of Post or any Subsidiary or Parent or Affiliate designated by the Committee who, in the judgment of the Committee acting in its absolute discretion, is key directly or indirectly to the success of Post.

2.11 1933 Act — means the Securities Act of 1933, as amended.

2.12 1934 Act — means the Securities Exchange Act of 1934, as amended.

2.13 Non-ISO — means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.14 Option — means an ISO or a Non-ISO which is granted under § 7.

2.15 Option Certificate — means the written document which sets forth the terms and conditions of an Option granted under this Plan.

2.16 Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.17 Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of Post.

2.18 Plan — means this Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan as effective on October 16, 2008 and as amended from time to time thereafter or, where the context requires, the Post Properties, Inc. 2003 Incentive Stock Plan as in effect before October 16, 2008.

2.19 Post — means Post Properties, Inc. and any successor to Post Properties, Inc.

2.20 Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.21 SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

2.22 Stock — means the $0.01 par value common stock of Post.

2.23 Stock Grant — means Stock granted under § 9.

2.24 Stock Grant Certificate — means the written document which sets forth the terms and conditions of a Stock Grant.

2.25 Stock Appreciation Right — means a right to receive the appreciation in a share of Stock which is granted under § 8.

2.26 Stock Appreciation Right Certificate— means the written document which sets forth the terms and conditions of a Stock Appreciation Right which is not granted to a Key Employee as part of an Option.

2.27 Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Post.

2.28 Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either Post, a Subsidiary or Parent.

§ 3.

SHARES RESERVED UNDER PLAN

3.1 Number of Shares. The number of shares of Stock reserved and available for issuance under this Plan on or after October 16, 2008 shall (subject to § 13) equal the number of shares of Stock which were available for issuance under the Plan as in effect on January 1, 2008 plus an additional 1,600,000 shares of Stock, all subject to adjustment pursuant to § 3.2. Such shares of Stock shall be reserved to the extent that Post deems appropriate from authorized but unissued shares of Stock, from shares of Stock which have been reacquired by Post and any other shares of Stock which are held as treasury shares by Post.

3.2 Adjustment. The total number of shares of Stock reserved and available for issuance under § 3.1 shall be reduced (1) by 2.7 shares for each share of Stock issued on or after January 1, 2008 pursuant to a Stock Grant, (2) by one share for each share of Stock issued on or after January 1, 2008 pursuant to the exercise of an Option and (3) by one share of Stock for each share of Stock with respect to which a Key Employee’s or Director’s right to appreciation under a Stock Appreciation Right is based if such appreciation is paid through the issuance of any shares of Stock on or after January 1, 2008 under this Plan (rather than by one share for each share of Stock issued to effect such payment); provided, however, if a share of Stock issued on or after January 1, 2008 pursuant to a Stock Grant is forfeited, the number of shares of Stock available for issuance under this Plan on and after January 1, 2008 shall be increased by 2.7 shares for each forfeited share of Stock issued pursuant to such Stock Grant. Finally, any shares of Stock used on or after January 1, 2008 to satisfy a tax withholding obligation shall be treated as issued and shall reduce the number of shares available for issuance under this Plan pursuant to this § 3.2 based on whether the withholding relates to a Stock Grant, an Option or a Stock Appreciation Right.

3.3 Use of Proceeds. The proceeds which Post receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Post.

§ 4.

EFFECTIVE DATE

This Plan as amended and restated shall be effective as of October 16, 2008 if the shareholders of Post approve the amendment and restatement of this Plan at Post’s annual meeting on October 16, 2008. If the shareholders of Post fail to approve such amendment and restatement at such annual meeting, this Plan as in effect on October 15, 2008 shall remain in full force and effect.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on Post, on each affected Key Employee or Director and on each other person directly or indirectly affected by such action.

§ 6.

ELIGIBILITY AND GRANT CAPS

Only Key Employees who are employed by Post or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Key Employees and Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants under this Plan. However, no Key Employee in any calendar year shall be granted an Option to purchase (subject to § 13) more than 500,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 500,000 shares of stock unless such grant is made in connection with the initial employment of an individual or the Committee in its discretion determines that exceeding such grant caps is in Post’s best interest. Finally, no more than 500,000 shares of Stock (subject to § 13) shall be issued pursuant to a Stock Grant made to any Key Employee in any calendar year unless such grant is made in connection with the initial employment of an individual or the Committee in its discretion determines that exceeding such grant cap is in Post’s best interest.

§ 7.

OPTIONS

7.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Key Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to any outstanding Options (except in connection with an event described in § 13) without the approval of Post’s shareholders if the effect of such action would be to directly or indirectly reduce the Option Price under any such outstanding Options. Each grant of an Option to a Key Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, if the Committee grants an ISO and a Non-ISO to a Key Employee on the same date, the right of the Key Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO.

7.2 $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3 Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4 Payment. The Option Price shall be payable in full upon the exercise of any Option, and at the discretion of the Committee an Option Certificate can provide for the payment of the Option Price either in cash, by check or in Stock which is acceptable to the Committee or in any combination of cash, check and such Stock. The Option Price in addition may be paid through any cashless exercise procedure which is acceptable to the Committee or its delegate. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee.

7.5 Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1)	the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2)	the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

An Option Certificate may provide for the exercise of an Option after the employment of a Key Employee or a Director’s status as such has terminated for any reason whatsoever, including death or disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Key Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option. However, the Committee shall not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to the SAR Value for any outstanding Stock Appreciation Right grant (except in connection with an event described in § 13) without the approval of Post’s shareholders if the effect of such action would be to directly or indirectly reduce the SAR Value under any such outstanding Stock Appreciation Right grant

8.2 Terms and Conditions.

(a) Stock Appreciation Right Certificate. If a Stock Appreciation Right is evidenced by a Stock Appreciation Right Certificate, such certificate shall set forth the number of shares of Stock on which the Key

Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b) Option Certificate. If a Stock Appreciation Right is evidenced by an Option Certificate, the number of shares of Stock on which the Key Employee’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Key Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Key Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

8.3 Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. A Key Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from Post in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK GRANTS

9.1 Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants to Key Employees and to Directors. Each Stock Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant and the conditions under which the Key Employee’s or Director’s interest in any Stock which has been issued will become non-forfeitable.

9.2 Conditions.

(a) Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Key Employees or Directors generally or for a Key Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Key Employee or Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by Post pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

(b) Forfeiture Conditions. The Committee acting in its absolute discretion may make Stock issued in the name of a Key Employee or Director subject to one, or more than one, objective employment, performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Key Employees or Directors generally or for a Key Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such forfeiture condition, if any, and the deadline, if any, for satisfying each such forfeiture condition. A Key Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Stock Grant shall be unavailable under § 3 after such grant is effective unless such share thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under § 3 as of the date of such forfeiture.

9.3 Dividends and Voting Rights. If a cash dividend is paid on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that a Key Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, Post shall pay such cash dividend directly to such Key Employee or Director. If a Stock dividend is paid on such a share of Stock during such period, such Stock dividend shall be treated as part of the related Stock Grant, and a Key Employee’s or a Director’s interest in such Stock dividend shall be forfeited or shall become non-forfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes non-forfeitable. The disposition of each other form of dividend which is declared on such a share of Stock during such period shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. A Key Employee or a Director also shall have the right to vote the Stock issued under his or her Stock Grant during such period.

9.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to the conditions, if any, of a Stock Grant at such time as a Key Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and such share (whether in paper form or direct registration form) shall be transferred to the Key Employee or Director as soon as practicable thereafter.

9.5 Section 162(m).

(a) General. The Committee shall (where the Committee under the circumstances deems in Post’s best interest) either (1) make Stock Grants to Key Employees subject to at least one condition related to one, or more than one, performance goal based on the performance goals described in § 9.5(b) which seems likely to result in the Stock Grant qualifying as “performance-based compensation” under § 162(m) of the Code or (2) make Stock Grants to Key Employees under such other circumstances as the Committee deems likely to result in an income tax deduction for Post with respect to such Stock Grant. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and no change may be made to a performance goal after the goal has been set.

(b) Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) Post’s return on capital costs or increases in return on capital costs, (2) Post’s total earnings or the growth in such earnings, (3) Post’s consolidated earnings or the growth in such earnings, (4) Post’s earnings per share or the growth in such earnings, (5) Post’s net earnings or the growth in such earnings, (6) Post’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) Post’s earnings before interest and taxes or the growth in such earnings, (8) Post’s consolidated net income or the growth in such income, (9) the value of Post’s Stock or the growth in such value, (10) Post’s Stock price or the growth in such price, (11) Post’s return on assets or the growth on such return, (12) Post’s cash flow or the growth in such cash flow, (13) Post’s total shareholder return or the growth in such return, (14) Post’s expenses or the reduction of such expenses, (15) Post’s growth in rent or in units rented, (16) Post’s overhead ratios or changes in such ratios, (17) Post’s funds from operations or the growth in Post’s funds from operations, or (18) Post’s economic value added or changes in such value added. The Committee may express any goal in alternatives, such as including or excluding (a) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) any event either not directly related to the operations of Post or not within the reasonable control of Post’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

(c) Determinations. When the Committee determines whether a performance goal has been satisfied for any period, the Committee where the Committee deems appropriate may make such determination using any of the alternatives related to such goal when the goal was set by the Committee. The Committee also may take into account any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of Post, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting Post, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine reasonable and appropriate under the circumstances (including, without limitation, any factors that could result in Post paying non-deductible compensation to a Key Employee).

§ 10.

NON-TRANSFERABILITY

No Option, Stock Grant or Stock Appreciation Right shall (absent the Committee’s consent) be transferable by a Key Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during a Key Employee’s or Director’s lifetime only by the Key Employee or Director. The person or persons to whom an Option or Stock Grant or Stock Appreciation Right is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Key Employee or Director.

§ 11.

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Key Employee or Director shall, if so requested by Post, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Post, shall deliver to Post a written statement satisfactory to Post to that effect. Furthermore, if so requested by Post, the Key Employee or Director shall make a written representation to Post that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to Post an opinion in form and substance satisfactory to Post of legal counsel satisfactory to Post that such registration is not required. Certificates representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of Post bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to Post of legal counsel satisfactory to Post that such registration is not required.

§ 12.

LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant made under this Plan on or after the earlier of

(1)	October 16, 2018, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or

(2)	the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

13.1 Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved for issuance under § 3, the grant caps described in § 6, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants granted under this Plan shall be adjusted by the Committee in an equitable manner (after taking into account the requirements of § 409A of the Code) to reflect any change in the capitalization of Post which is not part of a corporate transaction described in § 424 of the Code, including, but not limited to, such changes as stock dividends, large non-recurring cash dividends, rights offerings, stock splits or spin offs, all without the approval of Post’s shareholders unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are then traded.

13.2 Corporate Transactions. The Committee as part of any corporate transaction described in § 424(a) of the Code shall adjust (in any manner which the Committee in its discretion deems equitable and consistent with § 409A and § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 and the annual grant caps described in § 6 and, further, shall adjust (in any manner which the Committee in its discretion deems equitable and consistent with § 409A and § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock subject to any outstanding Stock Grants under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to outstanding Option and Stock Appreciation Right grants previously made under this Plan and the related Option Price and SAR Value for each such Option and Stock Appreciation Right, all without the approval of Post’s shareholders unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are then traded. The Committee in addition shall have the right (in any manner which the Committee in its discretion deems equitable and consistent with § 409A and § 424(a) of the Code and without regard to the annual grant caps described in § 6 of this Plan) to make any Stock Grants and Option and Stock Appreciation Right grants to effect the assumption of, or the substitution for, stock grants and option and stock appreciation right grants previously made by any other corporation to the extent that a corporate transaction described in § 424(a) of the Code calls for such substitution or assumption of such stock grants and stock option and stock appreciation right grants.

13.3 Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

If there is a Change in Control of Post, then as of the Change Effective Date for such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any Stock Grants on such date automatically shall be deemed satisfied in full as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights and Stock Grants after providing each Key Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants.

§ 15.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (1) no amendment shall be made absent the approval of the shareholders of Post to the extent such approval is required under § 7.1 or § 8.1 or under applicable law or under the rules and regulations of the stock exchange on which shares of Stock are actively traded and (2) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant made before such suspension or termination unless (x) the Key Employee or Director consents in writing to such modification, amendment or cancellation or (y) there is a dissolution or liquidation of Post or a transaction described in § 13 or § 14.

§ 16.

MISCELLANEOUS

16.1 Shareholder Rights. No Key Employee or Director shall have any rights as a shareholder of Post as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Key Employee or Director. Subject to § 9.3, a Key Employee’s or a Director’s rights as a shareholder in the shares of Stock underlying a Stock Grant which is effective shall be set forth in the related Stock Grant Certificate.

16.2 No Contract of Employment. The grant of an Option or a Stock Appreciation Right or a Stock Grant to a Key Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Key Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the related Option Certificate, Stock Appreciation Right Certificate, or Stock Grant Certificate.

16.3 Withholding. Each Option, Stock Appreciation Right and Stock Grant shall be made subject to the condition that the Key Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which Post determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant issued in the name of the Key Employee or Director. The Committee also shall have the right to provide in an Option Certificate, Stock Appreciation Right Certificate or a Stock Grant Certificate that a Key Employee or Director may elect to satisfy such minimum statutory federal and state tax withholding requirements through a reduction in the cash or the number of shares of Stock actually transferred to him or to her under this Plan. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.

16.4 Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Georgia. Finally, each term set forth in § 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

16.5 Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that a Key Employee or Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by Post, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by Post.

16.6 Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant or Stock Appreciation Right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Key Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

16.7 Provision for Income Taxes. The Committee acting in its absolute discretion shall have the power to authorize and direct Post to pay a cash bonus (or to provide in the terms of a Stock Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate for Post to make such payment) to a Key Employee or Director to pay all, or any portion of, his or her federal, state and local income tax liability which the Committee deems attributable to his or her exercise of an Option or Stock Appreciation Right or his or her interest in the shares of Stock issued under his or her Stock Grant becoming non-forfeitable and, further, to pay any such tax liability attributable to such cash bonus.

IN WITNESS WHEREOF, Post has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan as amended and restated effective October 16, 2008.

POST PROPERTIES, INC.

By:     _____________________________________________

Date:    ____________________________________________